Exhibit 99.1

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com C-09-06

News Release

For release:	March 28, 2006

Contact:	(Media)	(Investors)
	Michael D. Sullivan	Douglas D. Spedden
	509.835.1516 (work)	509.835.1549
	509.951.3405 (cell)

POTLATCH ANNOUNCES RESULTS OF STOCKHOLDER ELECTIONS RELATED

TO SPECIAL, ONE-TIME EARNINGS AND PROFITS (E&P) DISTRIBUTION AND

POTLATCH’S ADDITION TO THE STANDARD & POOR’S REIT COMPOSITE INDEX

Spokane, WA—Potlatch Corporation (NYSE:PCH) announced today the results of stockholder elections relating to a special, one-time taxable earnings and profits (E&P) distribution to stockholders, payable in connection with the company’s January 1, 2006, conversion to a real estate investment trust (REIT). Stockholders had until March 20, 2006, to elect to receive the special distribution in cash, stock or a combination thereof. The sum total of cash to be distributed was limited to 20 percent of the total value ($445 million) of the distribution.

Based on shareholder elections, the special distribution, payable March 31, 2006, to shareholders of record on February 14, 2006, will consist of 9.126 million common shares, resulting in a total of 38.509 million shares outstanding (a 31 percent increase), and $89 million in cash (excluding cash in lieu of fractional shares). The stock component was based on a price of $39.01 per share as determined by averaging the closing prices of Potlatch stock on the NYSE on March 21, 22 and 23, 2006.

Potlatch Corporation announced plans to convert to a REIT in September 2005 and completed its conversion to REIT status effective January 1, 2006. The company has indicated that it expects its quarterly distribution to be $0.49 per share, based on the new share count.

The company also noted that on March 23, 2006, Standard & Poor’s announced that, following the close of trading on March 31, Potlatch Corporation will be added to the S&P REIT Composite index.

-MORE-

Potlatch Corporation is a REIT that has more than 1.5 million acres of forestland in Idaho, Minnesota, Arkansas and Oregon. Through a taxable subsidiary, the company operates 14 manufacturing facilities that produce lumber and panel products and bleached pulp and paper products, including paperboard for packaging and consumer tissue products.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company disclaims any intent or obligation to update these forward-looking statements, including statements regarding our expected distribution rate during the remainder of 2006. The actual amount of distributions to stockholders will be determined by the board of directors and will depend on the company’s future financial condition, earnings, cash flows and other factors.

For more information, visit the company’s web site at http://www.Potlatchcorp.com. Complimentary copies of Potlatch Corporation press releases and other financial documents are also available by mail or fax by calling 1-509-835-1500.

-END-